SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 27, 2002

Commission File Number 0-27744

PCD INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts 04-2604950
(State or Other Jurisdiction of (I.R.S. Employer
Incorporation or Organization) Identification Number)

2 Technology Drive
Centennial Park
Peabody, Massachusetts 01960-7977
(Address of Principal Executive Offices, Including Zip Code)

Registrant's telephone number, including area code: (978) 532-8800

ITEM 5. OTHER EVENTS.

          On February 27, 2002, the Company and its lenders amended the Senior Credit Facility. In connection with the new agreement, certain covenant violations as of December 31, 2001 were waived. Under the new agreement, the Maturity Date was extended by one year to December 31, 2004 and the total borrowing facility was increased from $41.5 million to $44.0 million. The Revolver Commitment was increased to $20 million consisting of an A-1 Revolving Credit Loan (the "A-1 Loan") of $2.5 million and an A-2 Revolving Credit Loan (the "A-2 Loan") of $17.5 million. Pricing is at LIBOR plus maximums of 250 and 350 basis points, respectively, for the A-1 and A-2 Loans. Beginning on March 31, 2003, the Revolver Commitment declines by $1.0 million per quarter until the Maturity Date. The Term Loan of $24.0 million was divided into a $10.0 million term loan (the "A Loan"), an $8.0 million term loan (the "B-1 Loan") and a $6.0 million term loan (the "B-2 Loan"). Pricing for the A Loan is at LIBOR plus a maximum of 350 basis points. Principal repayment obligations under the A Loan begin in the first quarter of 2003. Interest accrues at 8% and 10% on the B-1 and B-2 Loans, respectively, and together with principal, is due and payable on the Maturity Date. Lenders received warrants, exercisable for a period of 10 years, to purchase 1,450,000 shares of common stock of the Company at $0.01 per share. In addition, lenders' existing warrants to purchase 203,949 shares of the Company's common stock at $4.90 per share were re-priced to $0.01 per share.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) EXHIBITS

          EXHIBIT
          NUMBER

          10.1          Amended and Restated Loan Agreement dated February 27, 2002
          10.2          Warrant Purchase Agreement
          10.3          Amended and Restated Registration Rights Agreement
          10.4          Form of Warrant
          10.5          Form of Replacement Warrant
          10.6          PCD INC. Amended and Restated Patent Collateral Assignment and Security Agreement
          10.7          WELLS-CTI KK Amended and Restated Patent Collateral Assignment and Security Agreement
          10.8          WELLS-CTI, INC.  Amended and Restated Patent Collateral Assignment and Security Agreement
          10.9          PCD INC. Amended and Restated Security Agreement
          10.10        WELLS-CTI KK Amended and Restated Security Agreement
          10.11        WELLS-CTI, INC. Amended and Restated Security Agreement
          10.12        PCD INC. Trademark Collateral Security and Pledge Agreement
          10.13        WELLS-CTI KK Trademark Collateral Security and Pledge Agreement
          10.14        WELLS-CTI, INC. Trademark Collateral Security and Pledge Agreement

          SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCD INC.

Registrant

DATED: March 13, 2002

By: /s/ John L. Dwight, Jr.
John L. Dwight, Jr.
Chairman of the Board, President
and Chief Executive Officer